Exhibit 3.6

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CENTENNIAL RESOURCE PRODUCTION, LLC

Centennial Resource Production LLC, a limited liability company duly organized and existing under and by virtue of the Delaware Limited Liability Company Act (the “Company”), DOES HEREBY CERTIFY:

1.	The name of the Company is Centennial Resource Production LLC.

2.	Article I of the Company’s Certificate of Formation is hereby amended in its entirety as follows:

ARTICLE I

The name of the limited liability company is Centennial Resource Production, LLC.

3.	This Certificate of Amendment becomes effective when filed by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 23rd day of July 2014:

/s/ Ward Polzin
Ward Polzin
Authorized Person